EXHIBIT 99.2


1.   PRESS RELEASE


Contacts:     Thomas D. Weldon                    Gerard van Hamel Platerink
              Chairman                            Director, Investor Relations
              (770) 717 0904                      (770) 689 2735


                NOVOSTE CORPORATION ANNOUNCES THE APPOINTMENT OF
            ALFRED J. NOVAK AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Norcross, Ga., October 16, 2002 - Novoste Corporation (NASDAQ:NOVT) today announced the appointment of Alfred J. Novak as President and Chief Executive Officer (CEO). Mr. Novak will also join the Board of Directors effective October 16, 2002, replacing William A. Hawkins. Thomas D. Weldon, current Chairman and CEO, will remain Chairman of the Board of Directors.

Mr. Novak joins Novoste with wide-ranging experience in the medical technology market, including 12 years at Cordis Corporation, a Johnson & Johnson company. Al is currently Chairman of the Board of two medical technology companies: Orbus Medical Technologies, Inc., a stent technology company, and Transurgical, Inc., which is focused on treating atrial fibrillation using high intensity ultrasound. Mr. Novak is also a Founding Member of Syntheon LLC, a company focused on minimally invasive medical devices for the vascular and gastroenterology markets.

Between 1996 and 1998, Mr. Novak served as President and CEO of Biosense, Inc., which developed a technology that enables physicians to accurately and safely navigate medical instruments within patients' bodies during a wide variety of minimally invasive medical procedures. Biosense was sold to Johnson & Johnson in October, 1997.

From 1984 to 1996 Mr. Novak worked at Cordis, the diversified medical device company. Between 1989 and 1996, he served as the company's Chief Financial Officer and was a member of the group's executive committee. He helped to manage the company's negotiated sale to Johnson & Johnson in February 1996 for $1.8 billion and managed the integration of Cordis with Johnson & Johnson's Interventional Systems business unit resulting in an operation with combined revenues of $1.3 billion. Mr. Novak's other responsibilities at Cordis included VP of Marketing and Sales (Americas Division), Head of Strategic Planning, Strategic Acquisitions, Human Resources, Corporate Development and Information Systems.

Mr. Novak has an MBA from the Wharton School at the University of Pennsylvania and earned his B.S. at the U.S. Merchant Marine Academy.

"I am extremely pleased that Al has joined the Novoste team", Thomas D. Weldon, Chairman, commented. "He has a first class track record in the medical device industry and will be a significant addition to our management team. His broad experience in managing public and private companies, business development and new product launches are all highly relevant to Novoste today, and we look forward to his leadership in the years ahead. This concludes the executive search process we commenced in February, and I firmly believe we have found the best candidate to serve Novoste's interests and help build shareholder value."

Mr. Novak added, "I am extremely pleased to join Novoste at this pivotal time in the company's and the industry's history. I am confident I can help build on Novoste's impressive achievements to date and add value for shareholders and employees in the years ahead. I look forward to working with Tom, the management team and my new colleagues at Novoste."

Mr. Weldon also said, "I would like to take this opportunity to thank Bill Hawkins for his many contributions to Novoste as Member of the Board. The Board and the company as a whole join me in wishing him all the best for the future."


ABOUT NOVOSTE CORPORATION:
Novoste Corporation, based in Atlanta GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company's Beta-Cath(TM) System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company's web site at www.novoste.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath(TM) System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2001 and its Form 10-Q for the quarter ended June 30, 2002.

                                      # # #


1543914v1